UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2025

PARKER-HANNIFIN CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-4982	34-0451060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6035 Parkland Boulevard, Cleveland, Ohio	44124-4141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 896-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Shares, $.50 par value	PH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On February 20, 2025, Parker-Hannifin Corporation (“Parker” or the “Company”) completed its previously announced registered offering of €700 million in aggregate principal amount of 2.900% Senior Notes due 2030 (the “Notes”). The Notes were issued pursuant to an Indenture dated as of September 5, 2023, between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by an Officer’s Certificate relating to the Notes, dated February 20, 2025 (the “Officer’s Certificate”). Copies of the Officer’s Certificate and the form of Note are filed as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference. The offering of the Notes was registered under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-274347). A prospectus supplement, dated February 6, 2025, relating to the offering and sale of the Notes was filed with the Securities and Exchange Commission on February 7, 2025.

The Notes will bear interest at a rate of 2.900% per annum. Interest on the Notes will be paid annually on March 1 of each year commencing March 1, 2026.

Prior to February 1, 2030, the Company may redeem some or all of the Notes at the redemption prices described in the prospectus supplement. After such dates, as applicable, the Company may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date. If the Company experiences certain kinds of changes of control, it will be required to offer to purchase the Notes at 101% of their principal amount, plus accrued and unpaid interest.

The Company will, subject to certain exceptions and limitations set forth herein, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company or the paying agent of the principal of and interest on the Notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable.

The Notes are subject to redemption in whole at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including the redemption date at the option of the Company if at any time certain changes affecting taxation in the United States occur and would cause the Company to become obligated to pay additional amounts with respect to the Notes.

The Company intends to use the net proceeds from the issuance of the Notes, together with cash on hand, to repay its 1.125% Senior Notes due 2025 at maturity. Pending such use, the Company may deposit the net proceeds in interest bearing accounts, invest the net proceeds in short-term securities and/or repay short-term indebtedness.

The Notes are subject to customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or acceleration of certain other indebtedness and certain events of bankruptcy, insolvency or reorganization.

The Notes will be senior unsecured obligations of the Company and rank equally in right of payment with all of its other senior unsecured debt and senior in right of payment to all of its subordinated debt, and are effectively subordinated to any of the Company’s secured debt to the extent of the value of collateral securing such debt.

Certain of the underwriters of the Notes and their respective affiliates are full service financial institutions that have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with the Company or its affiliates, including acting as lenders under the Company’s revolving credit facility. They have received, or may in the future receive, customary fees and commissions or other payments for these transactions. Certain of the underwriters (or affiliates thereof) may also be holders of our 1.125% Senior Notes due 2025 and, as such, may receive a portion of the net proceeds from the issuance of the Notes. In addition, one of the underwriters is an affiliate of the Trustee.

In connection with the offering of the Notes, the Company is filing the legal opinion relating to the offering as Exhibit 5.1 to this report and this Current Report on Form 8-K and exhibits thereto are incorporated by reference into the Registration Statement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibits

4.1	Officer’s Certificate, relating to the 2.900% Senior Notes due 2030, dated February 20, 2025.

4.2	Form of 2.900% Global Note due 2030 (included in Exhibit 4.1).

5.1	Opinion of Jones Day.

23.1	Consent of Jones Day (included in Exhibit 5.1).

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER-HANNIFIN CORPORATION

Date: February 20, 2025	By:	/s/ Joseph R. Leonti
Joseph R. Leonti
Vice President, General Counsel and Secretary